Exhibit 10.20
OUTFRONT MEDIA INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
This Executive Change in Control Severance Plan, effective as of January 1, 2016 (the “Effective Date”), of OUTFRONT Media Inc., is for the benefit of certain executives of the Company and its Affiliates, on the terms and conditions hereinafter stated. This Plan, as set forth herein, is intended to help retain qualified and valued executives, maintain a stable work environment, and provide economic security to Eligible Executives in the event of certain terminations of employment that occur in connection with a Change in Control (as defined herein).
1.    DEFINITIONS.
As used in this Plan:

1.1    “Affiliate” means any company controlled by, controlling, or under common control with, the Company.

1.2    “Annual Bonus” means, with respect to an Eligible Executive, an amount equal to the Eligible Executive’s target bonus for the year in which the Separation Date occurs.

1.3    “Base Salary” means, with respect to an Eligible Executive, the Eligible Executive’s annual base salary as of the Separation Date.

1.4    “Board” means the Board of Directors of the Company.

1.5    “Cause” shall (A) have the meaning set forth in an Eligible Executive’s employment agreement with the Company or an Affiliate, or (B) mean, if there is no such agreement or if such agreement contains no such term, unless the Compensation Committee determines otherwise: (i) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any Affiliate; (ii) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Eligible Executive’s employment with the Company or an Affiliate;
(iii) willful unauthorized disclosure of confidential information about the Company or any Affiliate; (iv) failure, neglect of or refusal to substantially perform the duties of the Eligible Executive’s employment with the Company or any Affiliate; (v) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Affiliate; (vi) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (vii) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Eligible Executive’s employment with the Company or an Affiliate, after being instructed by the Company to participate; (viii) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (vii); or (ix) willful inducement of others to engage in any of the conduct described in the preceding clauses (i) through (viii).

1.6    “Change in Control” means:

(A)    the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity (the “Voting Power”); provided, however, that the following acquisitions will not be deemed to result in a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or (iv) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 1.7(C) below; or

(B)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Power,
(ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the

Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(D)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.7    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.8    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including, without limitation, any rules and regulations promulgated thereunder, along with the U.S. Department of the Treasury and U.S. Internal Revenue Service interpretations thereof.

1.9    “Common Stock” means the shares of common stock, $0.01 par value per share, of the Company or any security into which such shares of common stock may be changed by reason of any transaction or similar event.

1.10    “Company” means OUTFRONT Media Inc., a Maryland corporation.

1.11    “Compensation Committee” means the Compensation Committee of the Board.

1.12    “Director” means each member of the Board who is not employed by (A) the Company, (B) any of the Company’s subsidiaries, or (C) any entity which directly or indirectly owns an equity or similar interest corresponding to more than 50% of the voting power normally entitled to vote for the election of directors of the Company (or comparable voting power).

1.13    “Disability” means an Eligible Executive, because of injury, sickness, mental illness, substance abuse, or pregnancy is unable to perform his or her Essential Duties, and as a result, is earning 20% or less of his or her Pre-disability Earnings (as such term is defined in the Company’s long-term disability plan).

1.14    “Eligible Executive” means the employees of the Company or an Affiliate holding the titles set forth on Exhibit A, as such exhibit may be updated by the Compensation Committee from time to time, and such other employees of the Company or an Affiliate who may be designated as an Eligible Executive from time to time by the Compensation Committee or its designee and who accepts participation herein in such manner as shall be prescribed by the Company. The Compensation Committee may require as a condition of participation in this Plan that an Eligible Executive execute a Participation Agreement, pursuant to which the Eligible Executive agrees to the terms of his or her participation set forth in this Plan.

1.15    “Employer” means, with respect to an Eligible Executive, the Company, or, if the Eligible Executive is not employed by the Company, then the Affiliate which employs the Eligible Executive, or any successor thereto.

1.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17    “Essential Duties” means duties that are substantial and not incidental, fundamental or inherent to an Eligible Executive’s occupation, and cannot be reasonably omitted or changed.

1.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.19    “Good Reason” has the meaning set forth in an Eligible Executive’s employment agreement with the Company or an Affiliate, or otherwise means with respect to the Eligible Executive and without the Eligible Executive’s express written consent, the occurrence of any one or more of the following events at any time during the Eligible Executive’s employment with the Company or any Affiliate by virtue of management outsourcing or otherwise:

(A)    a significant change in the nature or scope of the Eligible Executive’s authorities, powers, functions, responsibilities or duties attached to the Eligible Executive’s position with the Company and any Affiliate;

(B)    a material reduction in the aggregate of the Eligible Executive’s Base Salary and Annual Bonus;

(C)    any change of the Eligible Executive’s principal place of employment to a location more than fifty (50) miles from the Eligible Executive’s principal place of employment as of the date of the consummation of a Change in Control; or

(D)    any failure of the Company or an Affiliate to pay the Eligible Executive any compensation when due (other than an inadvertent failure that is remedied within ten (10) business days after receipt of written notice from the Eligible Executive).

Notwithstanding the foregoing, no termination shall be deemed to be for Good Reason unless (i) the Eligible Executive provides the Company or the Affiliate with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety (90) days after the initial existence of the occurrence of such facts or circumstances, (ii) the Company or the Affiliate has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (iii) the effective date of the termination of Good Reason occurs no later than ten (10) days after the cure period specified in clause (ii) above.

1.20    “Participation Agreement” means the agreement in substantially the form attached hereto as Exhibit B, or in such other form that the Compensation Committee may determine from time to time.

1.21    “Person” means any “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.22    “Plan” means this Executive Change in Control Severance Plan of OUTFRONT Media Inc., as set forth herein, as it may be amended from time to time.

1.23    “Plan Administrator” means the Compensation Committee or such sub-committee or person or persons appointed from time to time by the Compensation Committee, which appointment may be revoked at any time by the Compensation Committee.

1.24    “Pro Rata Bonus” means, with respect to an Eligible Executive, an amount equal to the Eligible Executive’s Annual Bonus for the year in which the Separation Date occurs, multiplied by a fraction, the numerator of which is the number of days that have elapsed from January 1 through the Separation Date and the denominator of which is 365 (or 366, if applicable).

1.25    “Protection Period” means the two-year period following the consummation of a Change in Control.

1.26    “Qualifying Separation” means (A) the involuntary termination of an Eligible Executive’s employment by the Employer without Cause (other than due to death or Disability),
(B) the voluntary termination of an Eligible Executive’s employment with the Employer for Good Reason, (C) the termination of an Eligible Executive’s employment as a result of the Eligible Executive’s death, or (D) the termination of an Eligible Executive’s employment as a result of the Eligible Executive’s Disability.

1.27    “Section 409A” means Section 409A of the Code, and the rules, regulations and guidance promulgated thereunder by the U.S. Department of the Treasury or the U.S. Internal Revenue Service

1.28    “Separation Date” means, with respect to an Eligible Executive, the date on which an Eligible Executive incurs a Qualifying Separation.

1.29    “Tier I Executive” means each executive designated as a Tier I Executive on Exhibit A.

1.30    “Tier II Executive” means each executive designated as a Tier II Executive on Exhibit A.

2.    SEVERANCE BENEFITS.

2.1    General. If an Eligible Executive incurs a Qualifying Separation that occurs during the Protection Period, such Eligible Executive shall be entitled to receive severance payments and benefits pursuant to the applicable provisions of this Section 2. To the extent set forth in an Eligible Executive’s Participation Agreement, the severance payments and benefits provided pursuant to this Section 2 shall be in place of any other severance payments, benefits or other consideration to which the Eligible Executive may be entitled upon a Qualifying Separation, including pursuant to an agreement between the Company and the Eligible Executive (an “Employment Agreement”).

2.2    Cash Payment. Subject to Section 2.5, each Eligible Executive who incurs a Qualifying Separation that occurs during the Protection Period shall be entitled to a single lump sum cash payment, payable on the 60th day following the Separation Date, in an amount equal to the sum of:

(A)    Three (3) times Base Salary in the case of a Tier I Executive, and two (2) times Base Salary in the case of a Tier II Executive; and

(B)    Three (3) times Annual Bonus in the case of a Tier I Executive, and two (2) times Annual Bonus in the case of a Tier II Executive.

2.3    Pro Rata Bonus. Subject to Section 2.5, each Eligible Executive who incurs a Qualifying Separation that occurs during the Protection Period shall be entitled to a single lump sum cash payment of the Pro Rata Bonus, which payment will be made on the 60th day following the Separation Date.

2.4    Health Benefits. If an Eligible Executive who incurs a Qualifying Separation that occurs during the Protection Period timely elects to continue group health care coverage under COBRA, then, subject to the Company’s COBRA policies, such Eligible Executive shall be entitled to continue, at the Company’s cost (except as hereafter described), as a participant in the Company’s health and dental insurance plans (the “Health Plans”) in which such Eligible Executive (and his eligible dependents, if applicable) are enrolled on the Separation Date, until the earlier of (A)(i) three (3) years after the Separation Date, in the case of a Tier I Executive, or
(ii) two (2) years after the Separation Date, in the case of a Tier II Executive, or (B) the date on which the Eligible Executive becomes eligible for medical or dental coverage as the case may be from a third party; provided, that, during the period that the Company provides the Eligible Executive with such coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in the Eligible Executive’s income for tax purposes to the extent required by law, and the Company may withhold taxes from such Eligible Executive’s compensation for this purposes; and provided, further, that the Eligible Executive may elect to continue his medical and dental insurance coverage under COBRA at the Eligible Executive’s own expense for the balance, if any, required by law.

2.5    Special Payment Timing. In the event that (A) an Eligible Executive incurs a Qualifying Separation during the Protection Period, (B) the Eligible Executive has an

Employment Agreement or other arrangement with the Company or an Affiliate that provides for severance payments in the event of a Qualifying Separation, and (C) the Change in Control that triggers the Protection Period does not constitute a “change in control event” as defined in Section 409A of the Code, to the extent necessary to avoid tax penalties under Section 409A of the Code, any severance payments owed pursuant to Section 2.2 and 2.3 that are not in excess of the amount that the Eligible Executive would have received under the Employment Agreement or other arrangement as a result of a Qualifying Separation shall be paid at the time and in the manner provided in the Eligible Executive’s Employment Agreement or other arrangement, whichever applies, and the remaining amounts shall be paid in accordance with Sections 2.2 and 2.3.

2.6    Release. Notwithstanding the foregoing, as a condition to the payment or receipt of any payment or benefit pursuant to the applicable provision of this Section 2, an Eligible Executive shall be required to execute and not revoke (within the applicable revocation period) an effective general waiver and release of claims agreement in favor of the Company and its Affiliates before the 60th day following the Eligible Executive’s Separation Date.

3.    POTENTIAL PAYMENT AND BENEFIT REDUCTION.

3.1    Notwithstanding any other provisions in this Plan, in the event that any payment or benefit received or to be received by an Eligible Executive in connection with, or contingent upon, a Change in Control, whether pursuant to the terms of this Plan or any other plan, program, arrangement or agreement (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code under such other plan, program, arrangement or agreement, the Employer will reduce the Eligible Executive’s payments and/or benefits under this Plan, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (A) the lump sum cash payment described in Section 2.2; and (B) the lump sum cash payment described in Section 2.3 (the payments and benefits set forth in clauses (A) and (B), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

3.2    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which the Eligible Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Eligible Executive and selected by the accounting firm which was, immediately prior to the Separation Date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.3    At the time that payments are made under this Plan, the Employer shall provide the Eligible Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Employer received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Eligible Executive objects to the Employer’s calculations, the Employer shall pay to the Eligible Executive such portion of the Potential Payments (up to 100% thereof) as the Eligible Executive determines is necessary to result in the proper application of this Section 3. All determinations required by this Section 3 (or requested by either the Eligible Executive or the Employer in connection with this Section 3) shall be at the expense of the Employer. The fact that an Eligible Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 shall not of itself limit or otherwise affect any other rights of the Eligible Executive under this Plan.

4.    PLAN ADMINISTRATION.

4.1    The Plan Administrator shall administer this Plan and may interpret this Plan, prescribe, amend and rescind rules and regulations under this Plan and make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan.

4.2    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.3    The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan. All reasonable expenses of the Plan shall be borne by the Company.

5.    NON-COMPETITION; NO SOLICITATION, ETC.

Upon becoming a participant in this Plan, each Eligible Executive acknowledges and agrees to the provisions set forth in this Section 5.

5.1    Non-Competition. Each Eligible Executive agrees that such Eligible Executive’s employment with the Company or any of its Affiliates is on an exclusive basis and that, while the Eligible Executive is employed by the Company or any of its Affiliates, the Eligible Executive will not engage in any other business activity which is in conflict with the Eligible Executive’s duties and obligations (including the Eligible Executive’s commitment of time) under his Employment Agreement, if applicable. The Eligible Executive further agrees that, during the Non-Compete Period (as defined below), the Eligible Executive shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business, division, operation or other activity of the Company or any of its Affiliates (x) with respect to which the Eligible Executive had any responsibility, involvement or supervision, (y) with respect to which the Eligible Executive had access to any confidential information about the Company or an Affiliate that could benefit such competitor’s business or harm the Company’s business or (z) where the Eligible Executive would provide services of the same or similar nature as services performed by such Eligible Executive for the Company or an Affiliate, without the written consent of the Company or an Affiliate; provided, that this provision shall not prevent the Eligible Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during the Eligible Executive’s employment with the Company or an Affiliate and shall continue following a Qualifying Separation that occurs during the Protection Period for one year.

5.2    No Solicitation. Each Eligible Executive agrees that, during the Eligible Executive’s employment with the Company or any of its Affiliates, and for a period of one year after a Separation that occurs during the Protection Period, the Eligible Executive shall not, directly or indirectly: (A) employ or solicit the employment of any person who is then or has been within the six (6) months prior thereto, an employee of the Company or any of its Affiliates; or (B) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts of the Company or any of its Affiliates) with any customer, employee, consultant or supplier.

5.3    Injunctive Relief. Each Eligible Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Eligible Executive’s obligations under this Section 5 would be inadequate. The Eligible Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Section 5 of this Agreement, without the necessity of proof of actual damage

5.4    Severability. If a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 5.1 or 5.2 is an unenforceable restriction on the Eligible Executive’s activities, the provisions of such section(s) shall not be rendered void but shall be deemed amended to apply such maximum time and scope and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

6.    PLAN MODIFICATION OR TERMINATION.

Notwithstanding anything herein to the contrary, this Plan may be amended or terminated by the Board or the Compensation Committee at any time with respect to some or all Eligible Executives; provided, however, that no amendment, termination or suspension of this Plan that would be adverse to the interests of any Eligible Executive will be effective except upon one year’s prior written notice to the Eligible Executives unless the adversely affected Eligible Executives consent to such amendment, termination or suspension in writing, except that this
Plan may be amended at any time and from time to time to comply with any recapture or “clawback” policy of the Company adopted by the Board to comply with Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, as determined by the Plan Administrator. Notwithstanding the foregoing, this Plan may not be terminated or amended in any manner prior to the fifth business day following the second anniversary of a Change in Control without the prior written consent of the applicable Eligible Executive potentially affected thereby.

7.    GENERAL PROVISIONS.

7.1    Subject to Section 2.1, if the Company or any Affiliate is obligated by law or by contract to pay separation pay, a termination indemnity, notice pay, or the like, or if the Company or any Affiliate is obligated by law to provide advance notice of separation to an Eligible Executive (a “Notice Period”), then any payments to the Eligible Executive pursuant to Section 2 shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

7.2    Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate, and all Eligible Executives shall remain subject to discharge to the same extent as if this Plan had never been adopted.

7.3    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.4    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and refers to either sex who may be an Eligible Executive. Unless otherwise specified, all Section references herein are to this Plan. Any reference to a day or days herein refers to a calendar day or days unless otherwise stated.

7.5    This Plan shall not be funded. No Eligible Executive shall have any right to, or interest in, any assets of the Company (or any of its Affiliates) which may be applied by the Company (or any of its Affiliates) to the payment of benefits or other rights under this Plan. Nothing contained in this Plan, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company (or any of its Affiliates) and any Eligible Executive or any other person. The rights of each Eligible Executive or each Eligible Executive’s estate to benefits under this Plan shall be solely those of an unsecured creditor of the Employer.

7.6    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his or its last known address.

7.7    This Plan shall be construed and enforced according to the laws of the State of New York, without reference to principles of conflicts of laws.

7.8    All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

7.9    Following the Separation Date, if and to the extent requested by the Board, each Eligible Executive, as applicable, agrees to (A) resign from the Board, and from all fiduciary positions (including, without limitation, as trustee) and all other offices and positions he holds with the Company and its Affiliates; provided, however, that if the Eligible Executive refuses to tender his resignation after the Board has made such request, then the Board will be empowered to tender the Eligible Executive’s resignation or remove the Eligible Executive from such offices and positions; and (B) assign back to the Company all stock or other equity securities of all Affiliates that he or she may own as a result of the Company issuing such stock or equity securities to the Eligible Executive as a nominee or Company-designee.

8.    SUCCESSORS; BINDING AGREEMENT.

8.1    Successors of the Company. The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain this Plan in the same manner and to the same extent that the Company would be required to maintain it; provided that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law. As used in this Section 8.1, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain this Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

8.2    Eligible Executive’s Heirs, etc. This Plan shall inure to the benefit of and be enforceable by each Eligible Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If an Eligible Executive should die while any amounts or benefits would still be payable to the Eligible Executive hereunder as if the Eligible Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms hereof to the Eligible Executive’s designee or, if there be no such designee, to the Eligible Executive’s estate. When a payment is due under this Plan to a severed Eligible Executive who is unable to care for his affairs, payment may be made directly to the Eligible Executive’s legal guardian or personal representative.

8.3    Non-Alienation. Except by will or intestacy as set forth in Section 8.2, no right, benefit or interest of any Eligible Executive hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

9.    SECTION 409A.

9.1    General. Payments and benefits under this Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

9.2    Separation from Service. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an Eligible Executive shall not be considered to have terminated employment with the Employer for purposes of this Plan and no payments shall be due to the Eligible Executive under this Plan until the Eligible Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.

9.3    Delay for Specified Employees. Notwithstanding any provisions of this Plan to the contrary, if an Eligible Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Employer consistent with Section 409A) at the time of the Eligible Executive’s separation from service and if any portion of the payments or benefits to be received by the Eligible Executive upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Eligible Executive without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan and benefits that would otherwise be provided pursuant to this Plan, in each case, during the six-month period immediately following the Eligible Executive’s separation from service will instead be paid or made available on the earlier of (A) the first day of the seventh month after the date of the Eligible Executive’s separation from service and (B) the Eligible Executive’s death (the applicable date, the “Permissible Payment Date”).

9.4    Separate Payments. Each payment under this Plan shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

10.    LEGAL FEES.

If any contest or dispute shall arise under or in connection with this Plan involving termination of an Eligible Executive’s employment while this Plan is in effect or involving the failure or refusal of the Employer or the Company to perform fully in accordance with the terms of this Plan, and the Eligible Executive prevails in such contest or dispute with respect to at least one material issue, then the Employer shall reimburse the Eligible Executive on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Eligible Executive in connection with such contest or dispute, together with interest at a rate equal to the prime rate as reported in The Wall Street Journal on the day of the reimbursement, such interest to accrue thirty (30) days from the date the Employer receives the Eligible Executive’s statement for such fees and expenses through the date of payment thereof.

EXHIBIT A
ELIGIBLE EXECUTIVES

Tier I Executives	Tier II Executives

Chief Executive Officer EVP, Chief Financial Officer EVP, General Counsel
EVP, Chief Revenue Officer, Enterprise EVP, Chief Revenue Officer, Commercial
EVP, Chief Marketing and Experience Officer
EVP, Chief People Officer

EXHIBIT B
FORM OF PARTICIPATION AGREEMENT
OUTFRONT MEDIA INC. PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”) is entered into this      day of     , 201_ (the “Effective Date”) between OUTFRONT Media Inc., a Maryland corporation (the “Company”), and      (“Eligible Executive”).

WHEREAS, the Executive Sub-Committee of the Compensation Committee of the Board of Directors of the Company has approved and adopted an Executive Change in Control Severance Plan (the “Plan”), effective as of January 1, 2016;

WHEREAS, Eligible Executive’s participation in the Plan requires execution of this Agreement in order to receive benefits under the Plan; and

WHEREAS, Eligible Executive previously entered into an Employment Agreement with the Company (formerly known as, CBS Outdoor Americas Inc.), dated      ,      (the “Employment Agreement”), that provides severance benefits in connection with certain terminations of employment.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Eligible Executive agrees as follows:

1.    Effective Date. This Agreement is effective on the date hereof and will continue in effect as provided herein. Capitalized terms used herein shall have the same meanings as those defined in the Plan.

2.    Participation in the Plan. The Company confirms that Eligible Executive has been designated by the Executive Sub-Committee of the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the Plan pursuant to the terms thereof, contingent on his execution of this Agreement.

3.    No Duplication of Payments or Benefits. Notwithstanding any provision of the Employment Agreement, Eligible Executive hereby acknowledges and agrees that, in the event a Qualifying Separation occurs during the Protection Period, the severance payments and benefits described under the Plan shall be in lieu of any severance payments or benefits provided under the Employment Agreement upon such termination of employment[; provided, however, that Eligible Executive shall be eligible to receive the following additional benefit(s): [List additional benefits]]

4.    Restrictive Covenants. Eligible Executive hereby acknowledges and agrees that, in the event a Qualifying Separation occurs during the Protection Period, the Non-Competition and No Solicitation provisions set forth in Section 5 of the Plan shall supersede any Non-Competition and No Solicitation provisions provided under the Employment Agreement.

5.    Eligible Executive Acceptance. Eligible Executive hereby accepts his participation in the Plan and acknowledges and agrees to the obligations imposed on Eligible Executive under the Plan.

6.    No Inducement. Eligible Executive agrees and acknowledges that no representations, promises or inducements have been made by the Company to induce Eligible Executive to enter into this Agreement other than as set forth herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.
OUTFRONT MEDIA INC.

By:_________________________________
Name:
Title:

[Eligible Executive]